of employee and business conduct Worldwide code

/ Editorial /

WORLDWIDE CODE OF EMPLOYEE AND BUSINESS CODE OF CONDUCT

Our Reputation for Integrity is a Priceless Asset



Our ambition is to become the most innovative, go-to supplier for advanced aluminium applications, and the safest and most exciting company to work for.

Constellium has been built by talented, committed and engaged employees. As we grow, we want every employee to be empowered to make decisions that will shape our future and our success story.

The Company trusts its employees' individual judgment and sense of what is right. But we are required to make increasingly complex business decisions that affect our employees, suppliers, customers, and the communities in which we operate. We may sometimes need help and guidance as to which course best complies with our framework of ethical values.

That framework is comprised of the Constellium Code of Conduct and our Company values. Together, they outline the standards of professionalism that we strive to achieve throughout our business and the integrity we expect of all our associates. It seeks to provide guidance wherever it may be needed.

Full attention must be given to reading and understanding the Code. Respecting the rules as set out in our Code of Conduct is an absolute must for all Constellium employees.

That is why you should let your manager or Human Resources Manager know if at any time you are unsure about how best and how rigorously you should apply these rules or if you have any questions.

Our reputation for integrity is a priceless asset. Compliance with this Code in all our actions will help us ensure that we *"do the right thing"*, that we build and nurture this reputation, and that we achieve together our ambition in a sustainable and responsible manner.

Jean-Marc Germain,
Chief Executive Officer

Our reputation for integrity is priceless.

01

Our Vision We will meet the needs of customers and society at large for lightweighting, efficiency and sustainability by becoming the most innovative, go-to supplier for advanced aluminium applications. We will be the safest and the most exciting company to work for. Our Values We have talented teams, great products, true innovation and practical expertise. In fact, we have everything we need for a bright future. But progress is not just about technology and innovation. We must share and abide by a common set of values that everyone puts into practice every day. The following values are essential for us all to know and live by, today and in the years ahead: Our vision and values 02

Our vision and values At Constellium, everything we do starts and ends with EHS FIRST and people safety in particular. Safety is everyone’s responsibility, whatever your role. We all need to understand the risks and have the right approach to dealing with them. And we never “walk by” if we see something that is not safe. Even if this means challenging colleagues who are putting themselves, or others, in potential danger. Safety Respect is the foundation of every relationship. It means recognizing that everyone has their part to play in making Constellium the most exciting, value-adding business in our industry. When you respect someone, you value their opinions, listen to their feedback and involve them in improving the business. We respect and value the diversity of people that make up our business and treat everyone fairly. Respect Trust is the basis of our approach to business – which is all about being open and honest. It means creating an environment where employees, customers, the local commu- nity and other stakeholders can exchange views and collaborate effectively. We should also trust each other’s capabilities and skills. This means valuing input from colleagues who are experts in their field. Trust To make progress in today’s fast-moving world, we need to make decisions quickly. We cannot do that if employees have to refer every decision “up the line.” Empowerment means giving employees, at all levels, the support they need to make service improvements, to do things faster and to constantly find ways to improve performance. When we’re empowered, we never “walk by” a problem. We always look for opportunities to improve ourselves, our business, our products and our services. We know that the responsibility to make things better is ours, and we know we have the permission and support to do what is needed. Empowerment We believe we are better and stronger as a single, unified group. But true collaboration goes even deeper than that. It means taking the time to really understand each other. It means working with colleagues, customers and other stake- holders to identify and solve problems, and to find better ways of doing things. Collabo- ration means bringing in new ideas and different perspectives, and challenging each other to make Constellium the most exciting, value-adding business in our industry. Collaboration Transparency means making sure every employee has the information they need to do their job and that they can see how they contribute to our overall success. Transparency is about working together to achieve our shared ambitions, not having hidden agendas, and being open with each other about our objectives and plans. No internal politics. Transparency 03 ll Constellium employees must coop- erate to ensure compliance with Constellium’s Code of Conduct. In this code, “Company” or “Constellium” refers to Constellium SE and companies (subsid- iaries and majority owned joint-ventures) within the Constellium Group. This Code of Conduct applies to the Compa- ny’s directors, officers and employees. Our business partners, including customers, consultants, contractors and suppliers should be made aware of this Code and the standards we apply in conducting our busi- ness. We expect them to apply similar stan- dards in the way they operate. For suppliers, we have developed the Constellium Supplier Code of Conduct which is available on our website from the following link: Scope of this Code of Conduct All employees need to comply with the Code of Conduct. Introduction A https://www.constellium.com/sustainability/ policies-reports-and-certifications Any waivers of any provision of the Code of Conduct for Executive Officers and Directors must be approved in advance by our Compa- ny’s Board of Directors or a Board committee. 04

Table of contents 1) Health and Safety . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 06 2) Drugs, Alcohol and Firearms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 07 3) Environment and Sustainability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 08 4) Human Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 09 5) Compliance with Labor laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10 6) Right to privacy and Personal Data protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11 7) Protecting Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12 8) Government Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14 9) Communication with investors and medias . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15 10) Prevention of Corruption . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16 11) Gifts and Entertainment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18 12) Donations and Sponsoring . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19 13) Political activities and lobbying . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20 14) Conflicts of interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21 15) Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22 16) Sanctions, Embargos and International Trade . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23 17) Financial integrity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24 18) Insider trading and other financial interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25 19) Use of Company Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26 20) Email and internet usage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27 21) Compliance with the Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28 22) Disciplinary Sanctions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29 05

At Constellium, we have always placed great emphasis on protecting and promoting the health and safety of our employees and the communities in which we operate. Example Q: I’ve noticed that one of my colleagues doesn’t always comply with safety requirements before carrying out repairs or maintenance on a machine. Should I report it? A: Yes, safety requirements are set out in order to avoid people getting seriously injured, or even killed. By not complying with safety requirements, your colleague may expose him or herself to a potentially serious or even fatal accident. Report it to your manager. There is no compromise when it comes to safety. Action required As part of our overall approach to environment, health and safety – EHS – everybody should: be familiar with, and adhere to, all EHS policies, procedures and practices; take responsibility for EHS issues in the conduct of Company business and in Company facilities; identify hazards, assess risks and whenever possible, initiate corrective action and bring the matter to the attention of management; promptly report EHS incidents (such as spills, non-compliant emissions, occupational-related injuries and illnesses, etc.) to local management, so that the causes can be investigated and the corrective and preventive measures can be initiated; promptly report EHS incidents to the appropriate legal authorities, as required by local regulations; use Personal Protective Equipment (PPE) correctly; participate actively in EHS training activities; behave in a safe manner at all times; never “walk by” if you see something that is not safe. Even if this means challenging colleagues who are putting themselves, or others, in potential danger. Health and Safety When it comes to safety, there is no room for compromise. Health and Safety 06

Drugs, Alcohol and Firearms Example Q: I just saw one of our subcontractors drinking alcohol while repairing a piece of equipment on our premises. As he’s not a Constellium employee, do I need to do something? A: You should report to your manager or the HR department any behavior that could be a threat to someone’s safety or could be an environmental hazard. Moreover, all decision-making and behavior should be unimpaired by drugs or alcohol while working on Company premises or when conducting Company business. Firearms are prohibited on Company premises. Special approval for their possession may only be obtained, in extraordinary circumstances, from local site senior management. Such approval shall be given only to individuals in charge of the security of Constellium’s premises and in compliance with local state regulations. Drugs, Alcohol and Firearms Any breach of the Code regarding drugs, alcohol or firearms must be reported. It is forbidden to possess, or consume, illegal drugs while working on Company premises. 07

Example Q: I have noticed that production waste is not sorted as it should be. Should I alert my manager? A: Yes, we aim at reducing the landfilling of our production waste to a minimum, and sorting is the first step in this direction. If your plant has no policy in waste sorting or if the policy is not followed, you should make management and your colleagues aware of this. Action required In addition to the points mentioned above in Health and Safety, Constellium is committed to: complying with environmental regulations and reporting any problem to the person responsible for environmental issues; limiting our environmental impact by reducing our resource consumption (water, energy and raw materials) and our emissions to air, discharges to water as well as our waste; limiting the use of dangerous substances to what is strictly necessary and always ensuring that such usage complies with laws and regulations; limiting the amount of waste sent to landfill by encouraging sorting and recycling; actively combating climate change by developing new eco-efficient products and choosing suppliers who share our commitment to protecting the environment; thinking how our behaviour can have an impact on the environment, and trying to limit that impact at every opportunity. Environment and Sustainability Constellium is committed to reducing its environmental impact and use of resources. Environment and Sustainability As a responsible Company, Constellium commits to limit the direct and indirect impact of its activities on the environment. 08

Example Q: A colleague makes an inappropriate joke at a dinner with a client. Does the Code of Conduct apply to this situation? A: Yes, it applies as long as we are working for Constellium. This includes when we are on Company premises, at meetings held off-site, on business trips and for any other business activity.Action required Maintain a work environment where an individual’s personal dignity is respected; Sexual harassment or any discrimination or harassment on the basis of race, ethnic origin, gender, national or social origin, religious or political belief, disability or on the basis of any personal characteristic protected by law will not be tolerated; Do not use, or approve the use of inappropriate language in the workplace, including profanity, swearing, vulgarity or verbal abuse; Do not engage in coercion or intimidation in the workplace; managers should not permit such conduct; Do not work with companies or organizations that use forced or child labor. For further details, please consult “Constellium’s Human Rights Policy and Labor Practices”. Constellium will not tolerate any violation of human rights. Constellium is committed to the principles issued by the United Nations in 2011 including non-discrimination, respect for human rights and individual freedoms, and will not tolerate any violation of human rights. Everyone is entitled to be treated with respect at work. Respect is important for a harmonious workplace, where the rights of employees are upheld, and where their dignity is guaranteed, free from intimidation, discrimination or coercion of any kind. For example, sexual harassment – which may include unwanted sexual advances, sexual jokes, subtle or overt pressure for sexual favors, sexual innuendoes or offensive propositions – is not tolerated. Human Rights Human Rights 09

Example Q: When arriving very early in the morning at the office, I notice a very young girl cleaning the premises. I wonder if she is not too young to have such a job? What should I do? A: Don’t hesitate to raise your concern with the HR department, who will carry out the necessary checks. Action required The use of child labor that is not in accordance with the International Labour Organization conventions on forced or compulsory labour is forbidden within Constellium and any third parties doing business with Constellium; Implementation of measures to prevent and manage the risk of human trafficking or of modern slavery, including in its supply chain; Qualifications, skills, performance and experience are the guiding principles for recruiting, training, setting salaries and awarding promotions; Constellium believes that diversity is a key factor for its ability to compete, along with its ability to innovate and adapt to a changing world; Constellium will protect the rights of employees to join, or not join, a labor union or work council, without fear of intimidation or reprisal or any type of harassment; Constellium shall comply with all applicable laws relating to working hours, wages and benefit requirements. For further details, please consult “Constellium’s Human Rights Policy and Labor Practices”. Compliance with Labor laws Constellium is committed to preventing modern slavery. Constellium will not tolerate any violation of the International Labour Organization (ILO) Principles. Compliance with Labor laws 10

Example Q: I’d like to send a surprise birthday present by mail to the home of a colleague. I asked the HR Department for his address, but they said it was impossible due to his/her right to privacy. Isn’t that a bit excessive? A: The HR department’s position is perfectly appropriate. Personal data about your colleagues must remain strictly confidential. Action required Constellium commits to ensure that personal data is: processed lawfully, fairly and in a transparent manner; collected for specified, explicit and legitimate purposes; adequate, relevant and limited to what is necessary; accurate and, where necessary, kept up to date; kept for no longer than is necessary for its intended purposes; processed in a manner that ensures appropriate security, including protection against unauthorized or unlawful processing, accidental loss, destruction or damage. To find out more about the Constellium Data Protection Policy please consult: https://connect.constellium.com/ connect/data-protection (internal link). Right to privacy and personal data protection Constellium is committed to protecting personal data. The right to privacy is a fundamental value for Constellium. The Company is committed to protecting the personal data of all its stakeholders, and in particular, its employees and business partners. Constellium only collects and keeps data that is necessary for its business activities. “Personal data” means all information on an identified or identifiable person. A person is deemed to be identifiable if he or she can be directly or indirectly identified, for example, by reference to an Internet Protocol address, identification number or by at least one factor specific to that person’s social, cultural, physical or economic identity. Right to privacy and personal data protection 11

Example Q: As an Export Manager at Constellium, I make various professional trips on Company business. I regularly use my laptop and mobile phone in trains, airports, and more generally, in public areas. What measures need to be taken to ensure that no confidential or restricted information about Constellium is revealed? A: You need to be particularly cautious when discussing confidential or restricted information by phone or when accessing it from your laptop, especially in public areas. You never know who could be listening or looking at the screen. You should also carry out all appropriate security measures, such as shutting down your laptop when it’s not in use and keeping your laptop and mobile phone in a safe place at all times. For example, you should keep your phone and laptop with you in the plane at all times. In general, confidential information covers all information of a commercially sensitive nature that is not normally known to people outside Constellium. It may include the following: technical information about products or processes; lists of customers, purchase prices and other contractual terms; cost, pricing, marketing or service strategies; non-public financial reports; information related to divestitures, mergers and acquisitions; personnel information; Company strategy information; internal Company research material; other confidential information obtained by you while conducting business on behalf of Constellium. Please be aware that confidential information also includes information about our business partners that you may obtain in the course of your employment. Our confidential information is a valuable asset for Constellium. It must not be used, in any circumstances, for personal gain, or for purposes other than your responsibilities as an employee of Constellium. A competitor could benefit by having access to such information if it were inadvertently disclosed. You must exercise due care not to disclose, accidentally or intentionally, such information to an unauthorized person, either within Constellium or outside. Care must be taken at all times to protect the confidentiality of such information received from another party. Protecting Confidential Information Confidential information is a valuable asset and must be protected. Protecting Confidential Information 12

Action required Do not discuss Constellium matters that involve confidential information in places where it is likely to be overheard. Such conversations should be strictly limited to business settings, such as meetings, conference calls, direct communications with our partners and internal correspondence and communications. Do not disclose or use Constellium confidential information for personal profit or advantage. If you receive an unsolicited offer of confidential information, raise the matter with your manager or the Company’s Legal department to assess whether such an offer can be accepted – especially if it looks suspicious. Do not leave papers containing confidential information in public places, or places where they might be read or discovered, including – but not limited to – in public transportation, taxis, hotel rooms and restaurants. Only access confidential information on your laptop when you are in a private place and/or are certain that others cannot view your work. Do not disclose confidential information in a social context. In the event you become aware that confidential information has been obtained by someone outside Constellium, please inform the Senior Vice President Chief Human Resources Officer of Constellium immediately. Protecting Confidential Information 13

Example Q: I arrive in the office early in the morning at the same time as several visitors. I am alone as I am the first one in the office. The visitors inform me that they have a warrant, that they want to meet certain persons and that they want access to our premises. What should I do? A: You should ask the visitors to wait while you immediately contact the Legal department (i.e. the Group General Counsel, U.S. Chief Counsel, local inhouse counsels, whoever is appropriate depending on location), the relevant BU manager, and the president of the entity/facility subject to the warrant. You should also inform the visitors that you will contact an appropriate Constellium representative and that he/she will arrive shortly. Finally, you should take a copy of the warrant and of the ID card of each visitor and send it by email to the relevant person in the Legal department (depending on the location you are in). Action required Everyone should conduct themselves in accordance with the highest ethical standards in all our dealings with governments or government agencies when acting on behalf of Constellium. We should also comply with all applicable laws and regulations. We should cooperate with legitimate requests for information from government sources. However, this must not be to the detriment of Constellium’s basic legal rights and obligations, such as representation by counsel, where appropriate. Therefore, if a government authority requests information or access to files, the matter must first be discussed with the Legal department. If a government official has a search warrant, cooperate immediately but contact the Legal department without delay. Never destroy Constellium documents or emails (i) in anticipation of a request of those documents or emails from a government agency; (ii) in connection with any retention policy or (iii) in connection with any pending claim or litigation. When submitting information to any authority, all appropriate steps should be taken to protect its confidentiality. In many countries, information in government files is available to the public upon request. While the objective of such laws is to promote an open and accountable government, this can also allow competitors to obtain valuable information concerning Constellium. Government relations Contact the Legal department if a government authority requests access to information. Dealings with government agencies may raise specific issues. Government relations 14

Example Q: I am reading posts on social media and I notice some statements about Constellium that I know are incorrect. Can I respond and correct the information? A: No, you must not respond to the posts – you should report them to the Communications department. Action required Refer any media, government authority, or business association requests to the Corporate or local Communications department. You must not communicate on behalf of the Company unless you have the written prior approval of the Corporate Communications department. For further details, please refer to our “Disclosure Policy”, our “Media Relations Policy” and our “Use of Social Media Policy” on our intranet. Communication with Investors and media Only designated persons can speak publicly on Constellium’s behalf. As a publically listed company, Constellium is subject to rules and regulations concerning the public disclosure of information. Only designated individuals are authorized to speak on Constellium’s behalf. Communication with Investors and media 15

Prevention of Corruption Prevention of Corruption Constellium has a zero tolerance policy toward any form of “corruption”, in line with all applicable national laws – such as U.S. FCPA, the U.K. Bribery Act and the French law Sapin 2. This policy applies to: each of our transactions, regardless of customs and local practice; and to Officials and private individuals. It is important that you understand how to recognize situations that can signal corrupt practices. Forms of “corruption” shall include, without limitation, active and passive bribery, facilitation payments and influence peddling. Corruption can consist of soliciting or accepting, directly or indirectly, offers, promises, donations, bribes, facilitation payments, gifts, invitations, services or any other benefit, for oneself or for someone else, in exchange for doing or refraining from doing an act in the context of one’s activity, function or mandate, or being facilitated by one’s activity, function, mission or mandate, and violating legal rules, contractual or professional. Influence peddling applies to a relationship between three persons, in which one of them has a real or perceived influence on certain people, and uses this influence for an advantage which will be provided by a third person wishing to benefit from that influence. Facilitation Payments consist generally of payments made to an Official without legal grounds in order to accelerate an administrative process which it has to perform as a result of his position. Any employee that commits or helps to commit acts of corruption may be subject to fines and/or prison sentences, and termination of employment. Moreover, their actions may expose Constellium to commercial and financial risks and/or administrative or criminal fines that could be extremely damaging, and would also damage Constellium’s image and reputation. An Official means any officer or employee of a government or any person acting in an official capacity for or on behalf of such a government. Official includes, without limitation: ministers and heads of state; elected officials and politicians; government agency employees; employees of state-owned enterprises; employees of a sovereign wealth fund; civil servant working for a governmental authority. 16

Example Q: I am renewing my plant’s authorizations to operate. A person working for the governmental body in charge of renewing the permits offers his services as a consultant in order to facilitate and accelerate the formalities and negotiate my permit renewal. Considering that I have no relevant skills, can I accept such an offer? A: Constellium cannot use the services of an Official unless there is a written agreement with the administration, specifying the nature of the services to be provided. In the above example, the offered services and their payment are forbidden. Please contact the Legal department of Constellium should you receive any such proposals. Constellium has a zero tolerance policy toward corruption. Action required The following actions are strictly forbidden: To accept or to pay a bribe; To solicit, accept, propose, offer or promise a financial advantage whether directly or indirectly from/to an Official or a private party in order to obtain or maintain a business relationship or any advantage; To enter into business relationship with a third party - whose past activities, reputation and references are suspicious and do not comply with either Constellium’s Code of Conduct or Constellium’s Supplier Code of Conduct; - who refuses a clear agreement covering the field of the services provided and a fair remuneration; - use third parties to do something that we are not allowed ourselves to do directly. To make facilitating payments; To use the services of an Official unless it is provided in a written agreement concluded with the relevant public authority (including without limitation, state-owned entreprises, government agencies, non-profit organizations, etc.) – an agreement that specifies the nature of the services to be provided. If there are any reasonable doubts or suspicions, an employee should inform the Company by contacting either his or her direct manager, the HR department, the Legal department or the Integrity Hotline, as detailed in section 21 below (Compliance with the Code). Prevention of Corruption 17

Example Q: A supplier of Constellium sends me a luxury watch with a note saying that he was looking forward to working again with Constellium. Is it reasonable to accept such a gift? A: No, it would not be reasonable to accept the watch because although it may be a nice thought, it could appear that the gift was given in order to influence your decisions. If you fear that it could hurt the supplier’s feelings to return the watch, then you should contact the HR department of Constellium to discuss the appropriate response. Action required Gifts shall not exceed €150 in value and must be given at customary times, such as the holiday season, or as a token gift upon the completion of an important transaction. Entertainment, such as travel, meals or concerts, should always be in the context of official Company business, and should not be of a nature or an amount that would either raise questions about its propriety or that would unduly influence another party. If in doubt, consult with the Senior Vice President Chief Human Resources Officer. Gifts and Entertainment €150 is the maximum value of a gift you may accept or give. Gifts and entertainment should be limited and should not be given or received if offered with a view to obtaining a business advantage. Without the prior written consent of the Senior Vice President Chief Human Resources Officer of the Company, you may not accept or give any gift with a value exceeding €150 from any customer or supplier (or any prospective customer or supplier) of the Company. Gifts and Entertainment 18

Example Q: I am contacted by the charity “Save the Children” which would like to receive a donation from Constellium. It would like to use our donation to pay the school fees of young girls in Vietnam. What should I do? A: Refer the matter to the Legal department and/or the Communications department, which will assess whether a donation can be made.Action required Donations must be made without an accompanying demand or expectation, or with the intent of securing any business. Sponsorship must always be part of a marketing strategy and be subject to the Company’s Delegation of Authority. Constellium entities involved in charitable donations and sponsorships must keep a record of any payments made pursuant to this section. Personal contributions must comply with applicable laws and must never be associated with Constellium. Donations and Sponsoring Donations and sponsorship are subject to strict rules within Constellium. Donations and sponsoring may at times be used to create an improper business advantage and can therefore be considered as direct or indirect bribery. For this reason, donations and sponsoring are subject to strict rules within Constellium. Constellium’s entities are involved in the local communities of countries where they are located. As a result, they may, from time to time, make donations to charities that carry out educational, cultural or social activities, for instance. Constellium’s entities may also, in some circumstances, sponsor events or activities organized by third parties, in exchange for providing visibility to Constellium and its operations. Donations and Sponsoring 19

Example Q: I would like to give my support to a candidate for election. To do this, I will need to print leaflets and organize party political conference calls with the campaign team. I would like to come to the Constellium office over the weekend in order to print the leaflets and use the conference call numbers available there. Is it a problem? A: The use of Constellium’s facilities for political events, including the use of Constellium telephone lines or the help of Constellium’s employees, in order to make contacts or prepare documents that have a political character, is not authorized. Action required It is strictly prohibited to: make a donation to political parties, or any political foundation on behalf of Constellium; include a political contribution in a corporate expense account (including, for example, lunches held by a political party, even though questions related to Constellium’s business were discussed); use Constellium’s facilities to assist the staging of a political event. This would include using Constellium telephones for calls or enlisting Constellium staff to make contacts or prepare political materials. However: if you participate in personal political activities you must clearly specify that you do not represent Constellium in such activities; lobbying must be made in compliance with applicable law. Political activities and Lobbying Do not make a donation to a political party on behalf of Constellium. As a principle, Constellium must not make a donation to any political party. Any lobbying activities, shall always be based on the Constellium values defined in this Code of Conduct and in accordance with applicable laws. Political activities and Lobbying 20

Example Q: I am so impressed by the quality of work by a supplier to Constellium that I am considering investing in that company. Is there a conflict of interest? A: You should contact your manager before acquiring any such shareholding. Although your purchase of shares should be purely a financial transaction, there could be a conflict of interest depending on your function within Constellium, your influence in Constellium’s purchasing decisions, the amount of your participation and the importance of Constellium as a client for the supplier. In any case, you should contact your manager before acquiring any such shareholding. Action required Any employee who believes that he or she may be affected by a conflict of interest must immediately disclose all relevant details to his or her manager. Each employee must take any decision related to Constellium based on Constellium’s interests and not based on personal gains or advantages. The following situations, cited as examples, would require disclosure and prior written approval: - any consulting or other significant relationship with, or interest in, a supplier customer or competitor; - any personal interest that would be competitive with the interests of the Company; - any business relationship on behalf of the Company with any person who is a relative or personal friend, or with any company controlled by such a person; - any personal sale to, or purchase from, the Company; - any acceptance of benefits, other than modest gifts and entertainment, from a person or organization dealing with or expecting to deal with the Company in a business transaction. A situation presenting a conflict of interest for an employee could also be a conflict of interest if passed on to a family member or a third party who is receiving benefits for the employee. Common sense and good judgment must be used to avoid any perception of impropriety related to a conflict of interest. Any conflict of interest – or even the appearance of any conflict – must be avoided. A conflict of interest can arise if you have a direct or indirect personal interest in a decision being made with respect to business with the Company. It is important to avoid even the appearance of a conflict of interest. Conflicts of Interest Conflicts of Interest 21

Example Q: I am a Constellium sales manager. During a trade union meeting involving our competitors, I talk to a friend who works for a competitor. This friend tells me that they are planning to increase prices due to pressures in the sector. Considering that these pressures also exist at Constellium, is it possible for me to discuss pricing policies with her? A: No, you should never discuss Constellium prices with your friend. You need to stop the discussion and report the situation immediately to the Legal department. Action required Never enter into an agreement or tacit understanding with our competitors, and avoid discussing competitive issues relating to such matters as: - the price or other terms on which Constellium or any of our competitors sell products; - the costs incurred or profits made by Constellium or any of our competitors in manufacturing products; - the rate of production or percentage of capacity utilization of Constellium or any of our competitors; - the customers to which, or territories in which Constellium or our competitors sell products; - confidential business information about Constellium, or any of our trading partners; and - the type or volume of any product that Constellium or our competitors will manufacture or offer for sale. When participating in joint ventures and industry associations involving competitors, limit communications to those actually required for the legitimate business of such joint ventures and industry associations; Respect our customers’ freedom to conduct their business as they see fit, including the setting of prices at which they wish to sell their products; Avoid any use of coercion in the sale of products to customers, such as forcing a customer to purchase unwanted products; Refrain from using any market power or market information in a way which may restrict competition; Avoid any unfair or deceptive act or practice. It is the responsibility of each manager to comply with the letter and spirit of all competition laws as they apply to Constellium. The Company has a zero tolerance policy for violations of competition laws. The Company will cooperate with governmental authorities in the case of a violation of these laws by an employee. Employees should be aware that such violations may involve substantial monetary fines and, in some cases, criminal sanctions. If in doubt, competition-sensitive issues must be brought to the attention of the Legal department. Competition Constellium will not tolerate any breach of competition laws. It is essential that Constellium rigorously complies with all laws relating to competition, that it acts independently and in its own interest in all commercial situations affecting competitive conditions of trade, and avoids practices that restrict competition. Competition 22

Example Q: Constellium informs me that a supplier has just been the subject of sanctions imposed by the U.S. government and asks me to stop all deliveries from such supplier. It is very inconvenient for me, because I urgently need these products. However, in my plant, I have a stockpile of these products from that supplier. Can I still use them? A: You should never take such an initiative. You must inform the purchasing department about the critical situation of your inventory and consult the Legal department for guidance. Action required Each Constellium entity must ensure that it does not conduct business with individuals or companies that may have been subject to Sanctions or which are registered or located in country(ies) subject to such Sanctions; It is essential to strictly comply with applicable Sanctions. Each Constellium entity must ensure that it does not conduct business with persons or organizations associated with narcotics, trafficking, terrorism or other criminal activities. Constellium entities must comply with trade laws, and be aware of any applicable Sanctions. As an international Company, Constellium purchases goods and services from other international companies. Constellium also supplies goods and services to customers all over the world. It is therefore mandatory to comply with all the applicable laws for both exports and imports. For illustration purposes, U.S. export control laws shall apply to both the export and re-exporting of U.S. goods and technology. Under certain circumstances U.S. laws prohibit U.S. companies and their subsidiaries (including the foreign subsidiaries) to deal directly or indirectly with certain countries, companies and even individuals. Sanctions include, but are not limited to, economic or trade sanctions (including any embargo) imposed by the countries in which we operate, including, the United States, the United Kingdom, the European Union, Switzerland, and by the United Nations. Sanctions, Embargo and International Trade Laws Sanctions, Embargo and International Trade Laws 23

Example Q: Being responsible for preparing my department’s quarterly financial reports, I am generally quick to detect and correct any inaccuracies. These are usually due to rushed entries and are easy to fix. However, this time the irregularities are more significant and it seems that they could be intentional. After some investigations, I believe that these irregularities have been made on purpose and are fraudulent. What should I do? A: You must raise your suspicions immediately with your manager or the Legal department, or report them as set out in section 21 (Compliance with the Code). Simply correcting the inaccuracies is not sufficient. Action required In relation to Constellium’s accounting books of account and Company records, we must: - not intentionally cause Constellium’s documents to be incorrect or misleading in any way; - not create or participate in the creation of any records that are intended to conceal anything that is improper or incorrect; - properly and promptly record all disbursements of funds in accordance with Company authorization; - cooperate with internal and external auditors; - report any knowledge of untruthful or inaccurate statements or records or transactions that do not appear to serve a legitimate commercial purpose to the Group Controller; - not make unusual financial arrangements with a customer or a supplier (such as, over-invoicing or under invoicing) for payments on their behalf to a party not related to the transaction. Suspected breaches of any Constellium financial policy, which might directly or indirectly affect Constellium’s busines should be reported either to the Group Controller, or Constellium’s Audit Department, the Company Ombudsman or through the Integrity Hotline. For further details, please refer to our “Reporting of Frauds and Irregularities Policy” on our intranet. Financial Integrity All financial transactions must be properly recorded. All financial transactions need to be accurately and properly recorded in the accounting books and should be supported by proper and accurate records. All Company books and records must be available for potential audit. Financial Integrity 24

Example Q: You are an employee at Constellium and you become aware of confidential information which has not been made public, and, if it were made public, would likely have a significant impact on the price of Constellium shares. You envisage to recommend to your brother to purchase Constellium shares without disclosing the information you are aware of. You wonder if that is fine? A: As a Constellium employee, such information would be deemed to be inside information and you are prohibited from recommending to, or inducing, a third party to execute or effect this kind of transaction when in possession of inside information. Action required These laws prohibit any member of the Board of Directors, any executive officer, or any employee of the Company, from purchasing or selling Constellium shares or other financial instruments while in possession of inside information concerning Constellium, or from divulging inside information, “tipping” and market manipulation. Constellium has an Insider Trading Policy, a copy of which is available on the Company website: https://www.constellium.com/investors/ governance The consequences of non-compliance with the Insider Trading Policy are particularly serious both for the Company and the individual concerned. Insider trading and other financial interests All employees must comply with the laws against insider trading. As a listed Company, Constellium is subject to insider trading laws in the U.S. and other jurisdictions. Insider trading and other financial interests 25

Example Q: I am member of a sports association, and we hold a meeting every quarter. The offices we usually use are not available for our next meeting. I would like to use a meeting room at Constellium during the weekend for this purpose. I have the keys and therefore I have access to the offices without any authorization. Can I do it? A: Constellium offices are dedicated to Constellium business activities. You cannot use Constellium’s offices for private purposes. Action required It is forbidden to: obtain, use or divert Constellium property for personal use or benefit; Limited use of communication tools such as email, telephone and the internet may be acceptable, as long as it is not inappropriate, does not incur any unreasonable costs and does not interfere with job responsibilities. materially alter or destroy Constellium property without proper authorization; remove Constellium property or use Constellium services without prior management approval, other than in the ordinary course of your business activities for Constellium; any suspected misuse or theft of Company property by employees or third parties must be reported. If you become aware of a violation of this policy by others, please report it promptly to your manager, the Company Ombudsman or through the Integrity Hotline. Use of Company Property Do not misuse Constellium‘s property. Company property and resources are intended to help employees achieve Constellium’s business goals. Use of Company Property 26

Action required All employees should use the same care, caution and etiquette in sending an email as they would on paper if writing on behalf of the Company. Do not download any data that is unprofessional or inappropriate for business use. Email and Internet usage Use due care when writing an email on behalf of Constellium. Computers, email and internet access are provided primarily for business use. Email and Internet usage 27

All Constellium employees, including temporary hires, are required to comply with Constellium’s Code of Conduct and to actively support its values and principles. Should an employee have any doubts or issues with regards to the Code of Conduct, Constellium actively encourages employees to contact their manager, the Senior Vice President Chief Human Resources Officer, or the Senior Vice President General Counsel. Employees can report any breach of the Code of Conduct as follows: by informing their manager, the Senior Vice President Chief Human Resources Officer, or the Company’s Legal department; by contacting the Company Ombudsman via email at the following address: ombudsman@constellium.com; by using Constellium’s Integrity Hotline, a call center that is available 24/7. Callers can use the hotline anonymously and confidentially. The Integrity Hotline has toll-free telephone numbers in countries where Constellium has manufacturing facilities or major offices. Trained specialists are available to respond in French, German, English, Czech, Slovak, Spanish, Japanese and Chinese: Germany: 80 072 43 505 China: 400 881 1496 United States & Canada: 1855 387-2491 United Kingdom: 0808-234-0871 France: 0800 94 86 71 Japan: 0120-907-571 Mexico: 001-844-237-4826 Czech Republic: 800 050 189 Slovakia: 0800 160477 Switzerland: 080 020 03 58 All reports of wrongdoing will be subject to an initial inquiry in accordance with the procedure detailed in the Whistleblower Policy. As set out in the Whistleblower Policy, no retaliatory action will be taken against anyone for reporting any breach in good faith. For more information, please consult the Whistleblower Policy: https://www.constellium.com/about- constellium/governance Constellium will not tolerate any violations of the Code’s basic principles. A Whistlebower Policy allows people to report any breach in good faith. Constellium has adopted a zero-tolerance policy for violations of the basic principles of this Code of Conduct. Compliance with the Code Compliance with the Code 28

However, an employee’s decision to report will, in all cases, be given due consideration in the event of any disciplinary action. Depending on the nature of the breach, Constellium may be obliged to report this breach to the relevant authorities. Compliance with this Code will be evaluated by audits, which will include reviews of reporting procedures and training programs. Disciplinary actions for any breach of this Code may include dismissal. Anyone who does not comply with this Code of Conduct may be subject to disciplinary actions which may lead to dismissal, even if he or she reports the breach himself or herself. Disciplinary Actions Disciplinary Actions 29

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